PR Contact: Adam Handelsman Lippert/Heilshorn & Assoc. ahandelsman@lhai.com (212) 201-6622	IR Contact: Jody Burfening Lippert/Heilshorn & Assoc. jburfening@lhai.com (212) 838-3777

GlobalOptions Agrees to Sell its Preparedness Services Unit
to Witt Group Holdings

NEW YORK, May 13, 2010 – GlobalOptions Group, Inc. (NASDAQ: GLOI), a leading provider of domestic and international risk management services, has entered into a definitive agreement to sell the assets of its Preparedness Services unit and reporting segment  to Witt Group Holdings, LLC for a total consideration of up to $22.0 million. James Lee Witt, a current officer of GlobalOptions, as well as Mark Merritt, Barry Scanlon and Pate Felts, respectively the Co-President, Co-President, and Senior Advisor of the Preparedness Services unit are principal members of Witt Group Holdings.   The transaction, which is subject to shareholder approval, is expected to close in the third quarter.

The company has entered into a definitive agreement to sell its Preparedness Services unit to Witt Group Holdings for an aggregate maximum cash consideration of $22.0 million, consisting of (i) a $10.0 million fixed portion in cash and (ii) contingent consideration based on 40% of revenues in excess of $15.0 million recognized during the twelve months following closing, with total contingent consideration not to exceed $12.0 million, plus the assumption of substantially all of the liabilities of the Preparedness Services unit.  The transaction is subject to adjustments for working capital and includes an escrow of a portion of the fixed cash amount.

“This transaction was an outcome of the evaluation we have been conducting over the past several months of our mix of business and our assessment of strategic and financial alternatives with our financial advisor Needham & Company, LLC, in order to maximize  shareholder value.  As the evaluation process is still ongoing, I’m not in a position to comment on any other potential transactions,” said Dr. Harvey W. Schiller, Chairman and CEO of GlobalOptions Group. “With respect to the utilization of the net proceeds from this sale as well as the sale of the SafirRosetti division, subject to satisfaction of and compliance with existing contractual and banking obligations, it is our current intention to return such proceeds to our stockholders.  We are currently exploring the most efficient form of any such distribution.”

GlobalOptions Group

GlobalOptions, with headquarters in New York City and offices in 11 cities, is an integrated provider of risk mitigation and management services to government entities, FORTUNE 1000 corporations and high net-worth and high-profile individuals throughout the world. We enable clients to identify, assess and prevent natural and man-made threats to the well-being of individuals and the operations of governments and corporations. In addition, we assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. We deliver risk mitigation and management services through three business segments: Preparedness Services; Fraud and Special Investigations Unit Services; and Forensic DNA Solutions and Products. Additional information can be found at www.globaloptions.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission. GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

In connection with the proposed transaction, the Company will file a proxy statement with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019, Attention: Chief Financial Officer, or by telephone at (212) 445-6262.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Certain executive officers and directors of the Company have interests in the transaction that may differ from the interests of shareholders generally, including without limitation acceleration of vesting of stock options, restricted stock and restricted stock units, and other benefits conferred under employment agreements.  These interests will be described in the proxy statement when it becomes available.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the transaction when it becomes available.